Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CURASCIENTIFIC CORP.

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of CURASCIENTIFIC CORP., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida on November 8, 2022.

SECOND: These Amended and Restated Articles of Incorporation were adopted and approved on April 14, 2023 by the Corporation’s directors prior to the issuance of any shares of the Corporation, and do not contain any amendments to the Corporation’s Articles of Incorporation that require shareholder approval. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation, as follows:

Article I.
CORPORATE NAME.

The name of the corporation shall be: CURASCIENTIFIC CORP.

Article II.
ADDRESS OF PRINCIPAL OFFICE.

The address of the principal office of the corporation is:

568 N. Greco Court
San Jacinto, CA 92582

Article III.
NATURE OF BUSINESS AND POWERS.

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act.

Article IV.
CAPITAL STOCK.

Section 1. Authorized Capital Stock. The aggregate number of shares which the corporation is authorized to issue is 2,025,000,000 shares, consisting of (i) 2,000,000,000 shares of Common Stock, $.0001 par value per share, and (ii) 25,000,000 shares of Preferred Stock, par value $0.0001 per share, which Preferred Stock includes 20,000,000 shares designated as “Series A Preferred Stock” (the “Series A Preferred “), and 2,500 shares designated as “Series B Preferred Stock” (the “Series B Preferred”).

Section 2. Preferred Stock.

(a)       Undesignated shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the remaining undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Florida Business Corporation Act. Subject to the provisions of the Florida Business Corporation Act, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)          The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred and Series B Preferred are as follows:

(c)          Series A Preferred.

1.       Stated Value. The stated value of the Series A Preferred shall be $10.00 per share.

2.       Dividends and Preference on Liquidation. There are no dividends payable on the Series A Preferred. In the event of any voluntary or involuntary liquidation dissolution or winding up of the corporation each share of Series A Preferred has a value of $10.00 per share.

3.       Voting Rights. The holder of the shares of the Series A Preferred (in such capacity) has no voting rights on corporate matters until they are converted into share of Common Stock.

4.       Conversion Rights. Each Share of Series A Preferred may be converted into shares of Common Stock by dividing the Stated Value of such share by a conversion price equal to the closing market price of the Common Stock on the day of the conversion notice delivered to the corporation, provided, however, that at no time may any shareholder convert their shares of Series A Preferred if as a result of such conversion such shareholder would hold more than 4.99% of the issued and outstanding shares of Common Stock of the Company.

5.       Consolidation or Change Authorized or Corporate Action Reducing or Increasing Stock. The shares of Series A Preferred shall not be effected by or subject to adjustment following any change to the amount of authorized shares of Common Stock or the amount of Common Stock issued and outstanding caused by any split or consolidation of the corporation’s Common Stock.

6.       Redemption. The Series A Preferred do not have any redemption rights.

(d)          Series B Preferred.

1.       Stated Value. The stated value of the Series B Preferred shall be $0.0001 per share.

2.       Dividends and Preference on Liquidation. There are no dividends payable on the Series b Preferred. In the event of any voluntary or involuntary liquidation dissolution or winding up of the corporation no amount shall be payable in respect of shares of Series B Preferred.

3.       Voting Rights. The holder of the shares of the Series B Preferred  has the right to vote those shares of the Series B Preferred regarding any matter or action that is required to be submitted to the shareholders of the Company for approval. The vote of each share of the Series B Preferred is equal to and counted as four (4) times the votes of all of the shares of the Company’s (i) Common Stock, and (ii) other voting preferred stock issued and outstanding on the date of each and every vote or consent of the shareholders of the Company regarding each and every matter submitted to the shareholders of the Company for approval.

4.       Conversion Rights. The shares of Series B Preferred may not be converted into shares of Common Stock.

5.       Consolidation or Change Authorized or Corporate Action Reducing or Increasing Stock. The shares of Series B Preferred shall not be effected by or subject to adjustment following any change to the amount of authorized shares of Common Stock or the amount of Common Stock issued and outstanding caused by any split or consolidation of the corporation’s Common Stock.

(i)       Redemption. The Series B Preferred do not have any redemption rights.

Article V.
INITIAL OFFICERS AND DIRECTORS

The number of directors of the corporation from time to time shall be as set forth in the bylaws. The initial officers and directors of the corporation are set forth below:

Name	Title	Address

William J. Reed	Chairman of the Board, Chief Executive Officer, President and Secretary	568 N. Greco Court San Jacinto, CA 92582

Justin Gonzalez	Chief Operating Officer	568 N. Greco Court San Jacinto, CA 92582

Paul Goyette	Director	568 N. Greco Court San Jacinto, CA 92582

Article VI.
REGISTERED AGENT.

These name and address of the registered agent of the corporation is:

Registered Agent Inc.
7901 4th Street N
300
St. Petersburg, FL 33702

Article VII.
INCORPORATOR

These name and address of the incorporator of the corporation is:

William J. Reed
568 N. Greco Court
San Jacinto, CA 92582

BYLAWS.

The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

Article VIII.
INDEMNIFICATION.

The corporation shall, to the fullest extent permitted or required by the Florida Business Corporation Act, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Florida Business Corporation Act, or otherwise. The corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the corporation and any director who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including, but not limited to, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, but not limited to, attorneys-at-law, accountants, and financial consultants). For purposes of this Article, the term “Executive Officers” includes those individuals who are or were at any time “executive officers” of the corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article and not otherwise defined herein have the meaning set forth in Section 607.0850 of the Florida Business Corporation Act. The provisions of this Article are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation, effective as of this 14th day of April, 2023.

CURASCIENTIFIC CORP.

By:	/s/ William J. Reed
Name: William J. Reed
Title: Chief Executive Officer

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